Exhibit 99.3
PERFORMANCE SHARE AWARD GRANT NOTICE
STELLAR BANCORP, INC.
2022 OMNIBUS INCENTIVE PLAN
Stellar Bancorp, Inc., a Texas corporation (the “Company” or “Stellar”), pursuant to its 2022 Omnibus Incentive Plan (the “Plan”), hereby grants to the individual listed below (“Participant”), the award (“Award”) of shares of performance-based restricted stock (the “Performance Shares”) set forth below. This Award is subject to all of the terms and conditions set forth herein and in the Terms and Conditions to the Performance Shares (the “Terms and Conditions”) and in the Plan, each of which is incorporated herein by reference. Unless otherwise defined, the terms in this Performance Share Award Grant Notice (this “Grant Notice”) and the Terms and Conditions shall have the same defined meanings assigned to them in the Plan.

Participant:

Grant Date:

Target Number of Performance Shares:

Maximum Number of Performance Shares:

Vesting Date:

Performance Vesting Conditions:
By his or her signature below or by electronic acceptance or authentication in a form authorized by the Company, Participant hereby: (a) agrees to be bound by the terms and conditions of the Plan, the Terms and Conditions and this Grant Notice; (b) acknowledges and agrees that Participant has reviewed the Plan, the Terms and Conditions and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, the Terms and Conditions and this Grant Notice; (c) agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, the Terms and Conditions or this Grant Notice (including any exhibit attached hereto); and (d) acknowledges and agrees that if he or she fails to execute and return this Grant Notice within 90 days of the Grant Date, then this Award may be immediately cancelled and forfeited and he or she will not be entitled receive any other benefits or compensation as replacement for this Award.

STELLAR BANCORP, INC.	PARTICIPANT

By:	By:
Print Name:	Print Name:
Title:
Performance Share Award Agreement

TERMS AND CONDITIONS
PERFORMANCE SHARE AWARD
STELLAR BANCORP, INC. 2022 OMNIBUS INCENTIVE PLAN
These Terms and Conditions, collectively with the accompanying Performance Share Award Grant Notice (the “Grant Notice”) comprise your agreement (the “Agreement”) with the Company regarding the shares of performance-based restricted stock awarded under the Stellar Bancorp, Inc. 2022 Omnibus Incentive Plan (as amended and restated, the “Plan”). Capitalized terms not specifically in the Agreement have the same meanings assigned to them in the Plan.
1.The Grant. Subject to the conditions set forth below, the Company hereby grants you effective as of the Grant Date set forth in the Grant Notice, as a matter of separate inducement but not in lieu of any salary or other compensation for your services for the Company, an award (the “Award”) of the Maximum Number of Performance Shares (as set forth in the Grant Notice) (the “Performance Shares”), subject to the conditions and restrictions set forth in the Agreement and in the Plan.
2.Issuance of Performance Shares. Upon issuance of the Performance Shares, such Performance Shares will be registered in a book entry account in your name. Until such time as the Performance Shares are earned and vested, any statement of ownership representing the Performance Shares that may be issued, and any securities constituting Retained Distributions (defined below) will bear a restrictive legend to the effect that ownership of the Performance Shares (and such Retained Distributions), and the enjoyment of all rights appurtenant thereto, are subject to the restrictions, terms and conditions provided in the Plan and this Agreement.
3.Restrictions. The Performance Shares will constitute issued and outstanding shares of Stock for all corporate purposes. You will have the right to vote such Performance Shares, to receive and retain such dividends and distributions paid or distributed on such Performance Shares and to exercise all other rights, powers and privileges of a holder of Stock with respect to such Performance Shares, except that: (a) you will not be entitled to delivery of the Performance Shares until such Performance Shares become earned and vested, or the applicable performance and/or vesting conditions are waived in writing; (b) the Company or its designee will retain custody of the Performance Shares during the Restriction Period; (c) the Company or its designee will retain custody of all distributions (“Retained Distributions”) made or declared with respect to the Performance Shares (and such Retained Distributions will be subject to the same restrictions, terms and vesting and other conditions as are applicable to the Performance Shares) until such time, if ever, as the Performance Shares with respect to which such Retained Distributions shall have been made, paid or declared shall have become earned and vested, and such Retained Distributions will not bear interest or be segregated in a separate account; and (d) except as provided in Section 7, you may not sell, assign, transfer, pledge, exchange, encumber or dispose of the Performance Shares or any Retained Distributions or your interest in any of them until the Performance Shares and/or the Retained Distributions become earned and vested.
4.Earning and Vesting of Performance Shares.
(a)Earning of Performance Shares. The Performance Shares will be earned if and to the extent the Performance Vesting Conditions (as set forth in the Grant Notice) are satisfied. Any Performance Shares that become earned are herein referred to as “Earned Performance Shares”. Any Performance Shares (and related Retained Distributions) that do not become Earned Performance Shares due to the failure to satisfy the Performance Vesting Conditions will be forfeited to the Company, and you will not thereafter have any rights (including dividend and voting rights) with respect to such Performance Shares or any Retained Distributions that are so forfeited.
(b)Vesting. Earned Performance Shares (and related Retained Distributions) will vest on the Vesting Date set forth in the Grant Notice; provided, that you continue to be an employee, director or consultant of the Company or a Subsidiary (a “Service Provider”) from the Grant Date through the Vesting Date. Any Performance Shares (and related Retained Distributions) that do not become vested as of the Vesting Date will be forfeited to the Company for no consideration, and you will not thereafter have any rights (including dividend and voting rights) with respect to such Performance Shares or any Retained Distributions that are so forfeited.
(c)Death; Disability. Notwithstanding anything in Section 4(a) to the contrary, if you cease to be a Service Provider due to your death or Disability (as hereinafter defined), then a portion of the Target Number of Performance Shares (as set forth in the Grant Notice) and related Retained Distributions will fully vest effective as the date you cease to be a Service Provider, with such prorated portion equal to a fraction, (i) the numerator of which is the number of calendar days that elapsed from the Grant Date until the date you cease to be a Service Provider, and (ii) the denominator of which is the total number of calendar days between the Grant Date until the Vesting Date. For purposes of this Agreement, “Disability” means that you are unable to perform your duties with the Company and its Subsidiaries on a full-time basis as a result of incapacity due to mental or physical illness, which inability exists for 90 continuous days or 180 days during any 12-month period, as determined by a physician selected by the Company or its insurers.
Performance Share Award Agreement

(d)Change of Control. Notwithstanding anything in this Agreement to the contrary, in the event that the Company experiences a Change of Control (as defined in the Plan), then the Administrator shall determine and approve the Company’s performance with respect to the Performance Vesting Conditions no later than three (3) business days before the date on which such Change of Control occurs. Provided that you remain a Service Provider from the Grant Date to the date of the Change of Control, you will be deemed to have earned and vested, effective as of immediately prior to the Change of Control, the number of Performance Shares determined based on the Company’s performance (as determined by the Administrator in its sole discretion) and subject to any limitations set forth in the Grant Notice. All unearned Performance Shares will be automatically forfeited to and reacquired by the Company without consideration immediately upon the Change of Control.
5.Forfeiture of Performance Shares. Except as otherwise provided in Section 4(c), if your status as a Service Provider terminates for any reason before the Vesting Date, all of your Performance Shares (and all Retained Distributions) will be forfeited to the Company for no consideration, and you will not thereafter have any rights (including dividend and voting rights) with respect to such Performance Shares or Retained Distributions. All Performance Shares (and all related Retained Distributions), whether vested or unvested, shall be immediately forfeited for no consideration upon termination of your employment or service by the Company and its Subsidiaries for Cause (as hereinafter defined) or your resignation at a time when Cause to terminate your employment or service exists, and, in such event, the Company may also require you to pay to the Company the amount of any proceeds received by you from your sale or disposition of any vested Performance Shares covered by this Award. Notwithstanding any provision herein to the contrary, in the event of any inconsistency between this Section 5 and any employment agreement entered into by and between you and the Company (your “Employment Agreement”), the terms of the employment agreement shall control.
For purposes of this Award, your status as a Service Provider will be considered terminated (regardless of the reason for termination and whether or not the termination is in breach of applicable laws) effective as of the date you are no longer employed by or providing services to the Company or Subsidiary. The Administrator will have the exclusive discretion to determine when your status as a Service Provider terminates for purposes of this Award (including whether you may still be considered to be employed by or providing services to the Company or a Subsidiary while on a leave of absence).
For purposes of this Award, “Cause” has the meaning given in your Employment Agreement; provided, however, that if you are not party to an Employment Agreement or if such Employment Agreement does not define “Cause” (or terms of similar meaning), then “Cause” means, as determined by the Administrator in its discretion: (i) your commission of, conviction for, or plea of no contest to, a felony or any other crime involving moral turpitude; (ii) your commission of an act or omission involving misappropriation, embezzlement, theft, or fraud with respect to the Company or any of its Subsidiaries, or any of their customers or suppliers; (iii) your failure to comply with the Company’s or its Subsidiaries’ material policies, procedures, and guidelines, including corporate governance, human relations, anti-harassment, and anti-discrimination policies, and applicable laws with respect to the Company’s or its Subsidiaries’ business operations; (iv) your breach of fiduciary duty or willful misconduct that causes material and demonstrable injury, monetarily or otherwise, to the Company or its Subsidiaries; or (v) your material breach of any confidentiality, noncompetition, nonsolicitation, or no-hire obligations set forth in any other written agreement between you, on the one hand, and the Company or any of its Subsidiaries, on the other hand.
6.Delivery by the Company. As soon as practicable after the Performance Shares become earned and vested pursuant to Sections 4, but no later than 30 days after such event occurs, and subject to the withholding referred to in Section 8, the Company will (a) cause to be removed from the Performance Shares the restrictions described in Section 3 or cause to be issued and delivered to you (in certificate or electronic form) an equal number of shares of Stock, and (b) shall cause to be delivered to you any Retained Distributions with respect to such Performance Shares. If delivery of certificates is by mail, delivery of shares of Stock will be deemed effected for all purposes when a stock transfer agent of the Company has deposited the certificates in the United States mail, addressed to you.
7.Nontransferability of Performance Shares. Performance Shares that have not become earned and vested are not transferable (either voluntarily or involuntarily), before or after your death, except as follows: (a) during your lifetime, pursuant to a domestic relations order, issued by a court of competent jurisdiction, that is not contrary to the terms and conditions of the Plan or this Agreement, and in a form acceptable to the Administrator; or (b) after your death, by will or pursuant to the applicable laws of descent and distribution, as may be the case. Any person to whom Performance Shares are transferred in accordance with the provisions of the preceding sentence shall take such Performance Shares subject to all of the terms and conditions of the Plan and this Agreement, including that the vesting and termination provisions of this Agreement will continue to be applied with respect to you. Certificates representing Performance Shares that have vested may be delivered (or, in the case of book entry registration, registered) only to you (or during your lifetime, to your court appointed legal representative) or to a person to whom the Performance Shares have been transferred in accordance with this Section 7.
8.Responsibility for Taxes. Regardless of any action the Company or, if different, your employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items related
Performance Share Award Agreement

to your participation in the Plan and legally applicable to you (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer: (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Performance Shares, including, but not limited to, the grant, earning or vesting of the Performance Shares, the subsequent sale of earned and vested Performance Shares and the receipt of any dividends; and (b) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the Performance Shares to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to tax in more than one jurisdiction, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to any relevant taxable or tax withholding event, as applicable, you will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, you authorize the Company, the Employer, and their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following:
(a)withholding from your wages or other cash compensation payable to you by the Company and/or the Employer;
(b)withholding from proceeds of the sale of Performance Shares issuable or issued to you upon vesting of the Performance Shares either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without your further consent or authorization);
(c)withholding earned and vested Performance Shares upon vesting of such Performance Shares; or
(d)requiring you to make a payment in cash by certified check acceptable to the Company or wire transfer.
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering statutory withholding rates or other withholding rates, including maximum rates applicable in your jurisdiction(s), in which case you may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent amount in Shares. If the obligation for Tax-Related Items is satisfied by withholding earned and vested Performance Shares, you are deemed for tax purposes to have been issued the full number of earned and vested Performance Shares notwithstanding that a number of the earned and vested Performance Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan.
9.Other Terms and Conditions.
(a)The Plan. The Agreement is further subject to the terms and provisions of the Plan. Only certain provisions of the Plan are described in the Agreement. As a condition to your receipt of this Award and the Performance Shares covered hereby, you acknowledge and agree to the terms and conditions of the Agreement and the terms and provisions of the Plan, a copy of which you acknowledge receiving.
(b)Employment/Service Relationship. Nothing in the Agreement will confer on you any right to continue in the employ or service of the Company or the Employer or interfere with or restrict rights of the Company or the Employer, which are hereby expressly reserved, to terminate your employment or service at any time.
(c)Recovery in the Event of a Financial Restatement; Claw-Back Policy. In the event the Company is required to prepare an accounting restatement due to material noncompliance of the Company with any financial reporting requirement under applicable securities laws, the Administrator will review all equity-based compensation (including this Award) awarded to you. If the Administrator (in its sole discretion) determines that you were directly involved with fraud, misconduct or gross negligence that contributed to or resulted in such accounting restatement, the Administrator may, to the extent permitted by applicable laws, recover for the benefit of the Company all or a portion of the equity-based compensation awarded to you, including (without limitation) by cancelation, forfeiture, repayment and disgorgement of profits realized from the sale of securities of the Company; provided, however, the Administrator will not have the authority to recover any equity-based compensation awarded more than twenty-four (24) months prior to the date of the first public issuance or filing with the U.S. Securities and Exchange Commission (the “SEC”) (whichever first occurs) of the financial document embodying such financial reporting requirement. In determining whether to seek recovery, the Administrator may take into account any considerations it deems appropriate, including applicable laws and whether the assertion of a recovery claim may prejudice the interests of the Company or any Subsidiary in any related proceeding or investigation. Further, and notwithstanding the foregoing, the Performance Shares (including any proceeds, gains or other economic benefit actually or constructively received by you upon any receipt of the Performance Shares or upon the receipt or resale of any Performance Shares) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back
Performance Share Award Agreement

policy adopted to comply with the requirements of applicable laws, including without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy.
(d)Adjustments. The Performance Shares will be subject to adjustment (including, without limitation, as to the number of Performance Shares) in such manner as the Administrator, in its sole discretion, deems equitable and appropriate in connection with the occurrence of any of the events described in Section 4(c) of the Plan following the Grant Date.
10.Nature of Grant. In accepting this Award, you acknowledge, understand and agree that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;
(b)the grant of the Performance Shares to you is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of equity awards, or benefits in lieu of equity awards, even if equity awards have been granted to you in the past;
(c)all decisions with respect to future grants of equity awards, if any, will be at the sole discretion of the Company;
(d)you are voluntarily participating in the Plan;
(e)the Performance Shares, and the value of and income from such Performance Shares, are not intended to replace any pension rights, retirement benefits or other compensation;
(f)the Performance Shares, and the value of and income from such Performance Shares, are not part of normal or expected compensation or salary for any purpose;
(g)this Award and your participation in the Plan will not be interpreted to form an employment contract or other service relationship with the Company or any Subsidiary;
(h)the future value of the Performance Shares is unknown and cannot be predicted with certainty; and
(i)no claim or entitlement to compensation or damages will arise from forfeiture of the Performance Shares resulting from termination of your status as a Service Provider (for any reason whatsoever and whether or not in breach of applicable laws), and in consideration of the grant of this Award to which you are otherwise not entitled, you irrevocably agree to (i) never institute any such claim against the Company, the Employer or any of their respective Affiliates, (ii) waive your ability, if any, to bring any such claim against the Company, the Employer or any of their respective Affiliates, (iii) forever release the Company, the Employer and each of their respective Affiliates from any such claim, and (iv) execute any and all documents necessary, or reasonably requested by the Company, to request dismissal or withdrawal of any such claim that is allowed by a court of competent jurisdiction, in each case to the maximum extent permitted by applicable laws.
11.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the Performance Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
12.Data Privacy. You understand that the Company and the Employer hold certain personal information about you, including, but not limited to, your name, home address, email address, and telephone number, date of birth, social insurance number, or other identification number, salary, nationality, job title, any shares of Stock or directorships held in the Company, details of all Performance Shares or any other entitlement to shares of Stock awarded, canceled, exercised, vested, unvested or outstanding in your favor (your “Data”), for the exclusive purpose of implementing, administering and managing the Plan.
You understand that it will be necessary for your Data to be collected, used and transferred, in electronic or other form, as described in the Agreement and any other award documentation by and among, as applicable, the Employer, the Company and any Affiliate. Such processing will be for the exclusive purpose of implementing, administering and managing your participation in the Plan, and therefore for the performance of the Agreement. The provision of your Data is a contractual requirement. Without the provision of your Data, it will not be possible to for the Company and/ or the Employer to perform their obligations under the Agreement.
You understand that, in performing the Agreement, it will be necessary for:
Performance Share Award Agreement

•your Data to be transferred to a Company-designated Plan broker, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan;
•the Company, its Plan broker and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan, to receive, possess, use, retain and transfer your Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan; and
•your Data to be held only as long as is necessary to implement, administer and manage your participation in the Plan.
13.Compliance with Laws and Regulations. You will not require the Company to deliver any Performance Shares or Retained Distributions and the Company will not be obligated to deliver any Performance Shares or Retained Distributions if counsel to the Company determines that such delivery would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which shares of Stock are listed or quoted. The Company will in no event be obligated to take any affirmative action in order to cause the delivery of any Performance Shares and Retained Distributions to comply with any such law, rule, regulation or agreement.
14.Successors and Assigns. The Company may assign any of its rights under the Agreement. The Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer contained herein, the Agreement will be binding upon you and your heirs, executors, administrators, legal representatives, successors and assigns.
15.Governing Law; Jurisdiction; Severability. The Agreement is to be governed by and construed in accordance with the internal laws of the State of Texas, as such laws are applied to agreements between Texas residents entered into and to be performed entirely within Texas, excluding that body of laws pertaining to conflict of laws. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the Company and you evidenced by this grant or the Agreement, the Company and you hereby submit to and consent to the exclusive jurisdiction of the State of Texas and agree that such litigation will be conducted only in the courts of Harris County, Texas, or the federal courts for the United States for the Southern District of Texas, and no other courts, where this grant is made and/or to be performed. If any provision of the Agreement is determined by a court of law to be illegal or unenforceable, in whole or in part, that provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.
16.Further Instruments. You agree to execute further instruments and to take further actions as may be reasonably necessary to carry out the purposes and intent of the Agreement.
17.Administrator Authority. The Administrator has the power to interpret the Plan and the Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Performance Shares or Retained Distributions have vested). All actions taken and all interpretations and determinations made by the Administrator will be final and binding upon you, the Company and all other interested persons. The Administrator will not be personally liable for any action, determination or interpretation made with respect to the Plan or the Agreement.
18.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
19.Headings. The captions and headings of the Agreement are included for ease of reference only and will be disregarded in interpreting or construing the Agreement. All references herein to Sections will refer to Sections of these Terms and Conditions, unless otherwise noted.
20.Waiver. You acknowledge that a waiver by the Company of breach of any provision of the Agreement will not operate or be construed as a waiver of any other provision of the Agreement, or of any subsequent breach by you or any other Participant.
21.Amendment. Notwithstanding any other provision hereof, this Agreement may be supplemented or amended from time to time as approved by the Administrator as contemplated by Section 23 of the Plan. Without limiting the generality of the foregoing, without your consent:
Performance Share Award Agreement

(a)this Agreement may be amended or supplemented from time to time as approved by the Administrator (i) to cure any ambiguity or to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, (ii) to add to the covenants and agreements of the Company for your benefit or surrender any right or power reserved to or conferred upon the Company in this Agreement, subject to any required approval of the Company’s shareholders, and provided, in each case, that such changes or corrections will not adversely affect your rights with respect to the Award evidenced hereby or (iii) to make such other changes as the Company, upon advice of counsel, determines are necessary or advisable because of the adoption or promulgation of, or change in the interpretation of, any law or governmental rule or regulation, including any applicable federal or state securities laws; and
(b)subject to any required action by the Board of Directors or the shareholders of the Company, the Award evidenced by this Agreement may be canceled by the Plan Administrator and a new Award made in substitution therefor, provided that the Award so substituted will satisfy all of the requirements of the Plan as of the date such new Award is made and no such action will adversely affect the Performance Shares to the extent then earned and vested.
22.Entire Agreement. The Plan, these Terms and Conditions and the Grant Notice, including Exhibit A thereto and your Employment Agreement, constitute the entire agreement and understanding of the parties with respect to the subject matter of the Agreement, and supersede all prior understandings and agreements, whether oral or written, between the parties with respect to the specific subject matter hereof.
23.Notices. Unless the Company notifies the Grantee in writing of a different procedure or address, any notice or other communication to the Company with respect to this Agreement will be in writing and will be delivered personally or sent by first class mail, postage prepaid, to the address of the Company’s principal office. Unless the Company elects to notify you electronically pursuant to the online grant and administration program or via email, any notice or other communication to you with respect to this Agreement will be in writing and will be delivered personally, or will be sent by first class mail, postage prepaid, to your address as listed in the records of the Company or any Subsidiary of the Company on the Grant Date, unless the Company has received written notification from you of a change of address.
24.Construction. References in this Agreement to “this Agreement” and the words “herein,” “hereof,” “hereunder” and similar terms include all Exhibits and Schedules appended hereto, including the Plan. All references to “Sections” in this Agreement shall be to Sections of this Agreement unless explicitly stated otherwise. The word “include” and all variations thereof are used in an illustrative sense and not in a limiting sense. All decisions of the Administrator upon questions regarding the Plan or this Agreement will be conclusive. Unless otherwise expressly stated herein, in the event of any inconsistency between the terms of the Plan and this Agreement, the terms of the Plan will control. The headings of the sections of this Agreement have been included for convenience of reference only, are not to be considered a part hereof and will in no way modify or restrict any of the terms or provisions hereof.
25.Nonalienation of Benefits. Except as provided in Section 7 and prior to the earning and vesting of any Performance Share, (a) no right or benefit under this Agreement will be subject to anticipation, alienation, sale, assignment, hypothecation, pledge, exchange, transfer, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, hypothecate, pledge, exchange, transfer, encumber or charge the same will be void, and (b) no right or benefit hereunder will in any manner be subjected to or liable for the debts, contracts, liabilities or torts of you or other person entitled to such benefits.
26.Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or the Agreement, if you are subject to Section 16 of the Exchange Act, then the Plan, the Performance Shares and the Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable laws, the Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
27.Section 409A. Neither the Performance Shares nor the Retained Distributions are intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any U.S. Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). However, notwithstanding any other provision of the Plan or the Agreement, if at any time the Administrator determines that the Performance Shares or Retained Distributions (or any portion of any of the foregoing) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify you or any other person for failure to do so) to adopt such amendments to the Plan or the Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate either for the Performance Shares and/or Retained Distributions to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.
Performance Share Award Agreement

28.Counterparts. This Agreement may be executed in one or more counterparts, including by way of any electronic signature, subject to applicable law, each of which shall be deemed an original and all of which together shall constitute one instrument.
By signing the Grant Notice or otherwise accepting the Performance Shares, you agree to be bound by terms of the Agreement and the Plan.
Performance Share Award Agreement